Exhibit 10.3

Relocation Agreement

Mr. Alex Dodd
XXXXXXXXXXX
XXXXXXXXXXX

January 29, 2026

The provisions of this Relocation agreement apply to the Teammate and immediate family members who reside in the Teammate’s primary residence and relocate to a new residence with the Teammate. Atlantic Union Bank (“the Bank”) reserves the discretionary authority to interpret the terms of this agreement and to determine whether reimbursement requests are appropriate and should be paid in any given circumstance.

All requirements of the Teammate under this Agreement, unless otherwise noted, must be completed on or before the first anniversary of the Teammate’s start date of employment.

A.	House Hunting

The Bank will provide one (1) house hunting trip, not to exceed 4 days/3 nights total, for the Teammate and/or one additional immediate family member to locate a permanent residence at the new location. This will include:

•	Round trip economy airfare for two persons booked two weeks prior to travel, mid-sized auto rental and eligible expenses including standard hotel room, reasonable meals, tolls, and parking. If personal car is used for house-hunting purposes, the current mileage policy of the Bank will apply.

B.	Temporary Living Expenses

The Teammate is expected to secure permanent living quarters at the new location as soon as possible. If, however, permanent housing is not found before reporting to work, the Bank will reimburse up to a maximum of $3000/month for necessary temporary living accommodation at the new location for a period not to exceed 6 months from start date. It is recommended that the Teammate select corporate housing on a monthly basis, terminable on 30-days’ notice.

You will be reimbursed for one (1) round trip visit by car (at current mileage rate) per month for up to six (6) months following the start date to enable you to travel back to Medford, NJ for the time you are in temporary living quarters.

C.	Movement of Household Goods

The Bank will pay the costs of moving reasonable household goods to your new location up to a max of $20,000, provided that all such costs are incurred in the same tax year. Payment will be made to Teammate based on final receipts, and may include packing & unpacking, transit, and storage for up to 30 days.

Relocation Agreement

Household goods are considered to be reasonable items of furniture, furnishings, clothing, appliances, tools and equipment. Not included are such things as recreational vehicles, animals, items related to side businesses, extensive hobbies, antennas, large satellite television dishes, playground equipment, above ground swimming pools, hot tubs, spas, etc. Other unauthorized items for which there will be no reimbursement are firewood, building materials, combustible items, frozen and perishable foods, livestock (including horses), farm equipment, airplanes, boats, boat trailers, motor homes, firearms, explosives, antique automobiles, household pets, plants, and shrubs.

The Bank shall have no responsibility or legal liability for goods damaged because of the relocation. Teammates must make any claim for damage to a household good in transit directly to the moving company or other responsible third party.

D.	Lump Sum Moving Allowance

In addition to the reimbursement referenced in Section C, a lump sum moving allowance of $10,000 (less applicable withholdings and taxes) will be made to Teammate to cover the ancillary expenses associated with the move, including travel for Teammate and household members from former residence to new residence, lodging, meals, tolls, mileage, etc. This payment will be made on the first payroll date after thirty (30) calendar days following the Teammate’s start date of employment.

E.	Realtor/Lease Cancellation Fees

Realtor fees up to 5% on the sale price of your Current home will be reimbursed within thirty (30) calendar days after receipt by the Bank of satisfactory supporting documentation as referenced herein. Requests for reimbursement of fees must be accompanied by a copy of the closing statement or any other documents requested by the Bank that establish the sale price and the realtor fees paid. If you are currently a renter, the company will pay the penalty charges for breaching a lease contract up to $5,000.

F.	Purchasing your New Home

If you purchase and close on a home at the new location on or before the first anniversary of your start date, you will be eligible for reimbursement of typical and reasonable closing costs associated with the purchase of the home, including but not limited to, attorney fees, bank appraisal fee, survey costs, miscellaneous photo and credit reports, title search and title insurance, recording fees and state/local transfer taxes, general home, termite and radon inspections, as well as any other inspections required by the lender. Not included are discount points and interest owed at closing. The decision to reimburse for any such expenses and the amount thereof shall be determined by the Bank in its sole discretion, and payment shall be made within thirty (30) calendar days following receipt by the Bank of satisfactory supporting documentation.

Relocation Agreement

G.	Taxes

Under correct deferral tax laws, all moving expenses (qualified and nonqualified) that are reimbursed or paid by the Bank on your behalf are taxable to you. Therefore, all benefits provided under this Agreement (whether reimbursed to you or paid by the Bank to a vendor on your behalf) are taxable and will be reported as taxable income to you. Any expenses reimbursed to you by the Bank under this Agreement will be paid to you net of applicable tax withholdings. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or additional taxes under Section 409A of the Internal Revenue Code of 1986, as amended, amounts reimbursable to you under this Agreement shall be paid to you on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to you) during any one year may not effect amounts reimbursable or provided in any subsequent year.

Notes:

✓	The above information is pertinent to federal taxes only. Many states do not follow federal guidelines and may view reimbursements in a different manner.

✓	The Bank may pay a tax gross-up to you intended to cover estimated taxes related to the taxable benefits provided under this Agreement. Any such tax gross-up payments will be determined by the Bank in its sole discretion, which such determinations shall control. Calculations are based solely upon the Teammate’s taxable compensation from employment with the Bank (less standard deductions and current W-4 exemptions). Therefore, outside items of income and deduction, gain or loss arising from income producing activities unrelated to employment by the Bank, will NOT be taken into account in computing tax assistance on reimbursed moving expenses. Any gross-up payment must be made prior to the end of the Teammate’s tax year immediately following the tax year in which he or she remits the related taxes to the taxing authority.

H.	Request for reimbursement

Receipts for reimbursement must be submitted within sixty (60) days after the expense at issue is incurred by you, and all reimbursements paid by the Bank will be reported as taxable income to you. In no event will such reimbursements be made later than the last day of the year following the year in which the expense is incurred. The amount of expenses reimbursed in one tax year will not affect the amount eligible for reimbursement in a subsequent tax year. Reimbursements and in-kind benefits are not subject to liquidation or exchange for another benefit. Teammate agrees that only those recoverable and covered personal moving and relocation expenses incurred after the date of execution of this agreement but on or before the first anniversary of the Teammate’s start date of employment can be submitted for payment or reimbursement.

Reimbursement of expenses must be submitted in writing, with original receipts (or copies thereof) and sent to the HR - Payroll Manager.

Relocation Agreement

I.	Repayment Provisions

Voluntary termination of your employment, i.e., resignation, will result in liability to the Bank for repayment of all or a pro-rated amount (as described in this Section) of the relocation and moving expenses paid by the Bank under this Relocation Agreement, whether as direct payments to third parties on behalf of the Teammate or reimbursements made directly to the Teammate, plus payroll taxes withheld by the Bank in connection with such expenses. If you voluntarily terminate employment or provide notice of resignation on or before the first anniversary of your start date of employment, you will be required to repay to the Bank, within fourteen (14) calendar days after demand by the Bank, 100% of the relocation costs that were paid or reimbursed to you or paid on your behalf; 50% if you voluntarily terminate or provide notice of resignation on or before the two-year anniversary of your start date of employment; and 25% if you voluntarily terminate or provide notice of resignation on or before the third anniversary of your start date of employment. If you do not repay the Bank in full within thirty (30) calendar days following the demand by the Bank as described above, unless otherwise agreed, you will be responsible for all attorneys’ fees and costs incurred by the Bank in connection with its collection efforts. The exclusive venue for any disputes under this Agreement is the Circuit Court of the County of Henrico, Virgina, or the federal court in Richmond, Virginia (if subject matter jurisdiction exists), chosen at the sole option of the Bank, to which you waive all objection, and you consent to personal jurisdiction in Virginia. This Agreement constitutes the entire agreement between you and the Bank concerning the subject matter hereof, and it supersedes all prior written or oral agreements pertaining to the payment of relocation costs.

Agreed:

/s/ Alex Dodd	1/31/2026
Teammate Signature	Date

Agreed:

Atlantic Union Bank

/s/ John C. Asbury, Chief Executive Officer	2/23/2026
Name and Title	Date